EXHIBIT 10.72

AMENDMENT NO. 13
Dated as of October 1, 2013
to
RECEIVABLES PURCHASE AGREEMENT
Dated as of November 30, 2001
This AMENDMENT NO. 13 (this “Amendment”) dated as of October 1, 2013 is entered into among ENERGY SERVICES FUNDING CORPORATION, a Delaware corporation, as the seller (the “Seller”), UGI ENERGY SERVICES, LLC (as successor to UGI Energy Services, Inc.), a Pennsylvania limited liability company (“UGI”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), MARKET STREET FUNDING LLC, a Delaware limited liability company (“Market Street”), as issuer (together with its successors and permitted assigns, the “Issuer”), as Assignor (as defined below), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”) and as Assignee (as defined below).
RECITALS
WHEREAS, the parties hereto have entered into that certain Receivables Purchase Agreement, dated as of November 30, 2001 (as amended, supplemented or otherwise modified from time to time, the “Agreement”);
WHEREAS, Market Street, as the assignor (in such capacity, the “Assignor”), desires to sell, assign and delegate to PNC, as the assignee (in such capacity, the “Assignee”), all of the Assignor’s rights under, interest in, title to and obligations under the Agreement and the other Transaction Documents (collectively, the “Assigned Documents”), and the Assignee desires to purchase and assume from the Assignor all of the Assignor’s rights under, interest in, title to and obligations under the Assigned Documents;
WHEREAS, after giving effect to the assignment and assumption contemplated in Section 2 of this Amendment, each of the parties hereto desires that Market Street cease to be a party to the Agreement and each of the other Assigned Documents to which it is a party and to be discharged from its duties and obligations as the Issuer or otherwise under the Agreement and each of the other Assigned Documents;
WHEREAS, effective as of the date hereof, (i) UGI Energy Services, Inc. will merge with and into UGI Newco, LLC, a Pennsylvania limited liability company (“Newco”), with Newco being the surviving entity and (ii) Newco will amend its name from “UGI Newco, LLC” to “UGI Energy Services, LLC” (such transaction, collectively, the “Subject Event”); and
WHEREAS, the parties hereto wish to amend the Agreement as set forth herein;
NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

SECTION 1.Definitions. All capitalized terms used but not otherwise defined herein are used herein as defined in the Agreement.
SECTION 2.    Assignment and Assumption.
(a)Sale and Assignment by Assignor to Assignee. At or before 2:00 pm (New York time) on the date hereof, the Assignee shall pay to the Assignor, in immediately available funds, (i) the amount set forth on Schedule I hereto (such amount, the “Capital Payment”) representing 100.00% of the aggregate Capital of the Assignor under the Agreement on the date hereof and (ii) the amount set forth on Schedule I hereto representing all accrued but unpaid (whether or not then due) Discount, fees and other costs and expenses payable in respect of such Capital to but excluding the date hereof (such amount, the “CP Costs and Other Costs”; together with the Capital Payment, collectively, the “Payoff Amount”). Upon the Assignor’s receipt of the Payoff Amount in its entirety, the Assignor hereby sells, transfers, assigns and delegates to the Assignee, without recourse, representation or warranty except as otherwise provided herein, and the Assignee hereby irrevocably purchases, receives, accepts and assumes from the Assignor, all of the Assignor’s rights under, interest in, title to and all its obligations under the Agreement and the other Assigned Documents. Without limiting the generality of the foregoing, the Assignor hereby assigns to the Assignee all of its right, title and interest in the Purchased Interest.
Payment of each portion of the Payoff Amount shall be made by wire transfer of immediately available funds in accordance with the payment instructions set forth on Schedule II hereto.
(a)    Removal of Assignor. From and after the Effective Date (as defined below), the Assignor shall cease to be a party to the Agreement and each of the other Assigned Documents to which it was a party and shall no longer have any rights or obligations under the Agreement or any other Assigned Document (other than such rights which by their express terms survive termination thereof).
(b)    Limitation on Liability. Notwithstanding anything to the contrary set forth in this Amendment, the Assignee does not accept or assume any liability or responsibility for any breach, failure or other act or omission on the part of the Assignor, or any indemnification or other cost, fee or expense related thereto, in each case which occurred or directly or indirectly arose out of an event which occurred prior to the Effective Date.
(c)    Assumption. From and after the Effective Date, UGI hereby (i) unconditionally assumes all of UGI Energy Services, Inc.’s rights, duties and obligations under the Agreement and each of the other Transaction Documents and (ii) agrees to be bound by all of the terms and conditions of the Agreement and the Transaction Documents applicable to UGI Energy Services, Inc.

(d)    Acknowledgement and Agreement.    Each of the parties and signatories hereto (i) hereby acknowledges and agrees to the sale, assignment and assumptions set forth in clauses (a) and (d) above and (ii) expressly waives any notice or other applicable requirements set forth in any Transaction Document as a prerequisite or condition precedent to such sale, assignment and assumptions (other than as set forth herein).
SECTION 3.    Joinder.
(a)    PNC as Issuer. From and after the date hereof, PNC shall be the Issuer under the Agreement for all purposes thereof and of the other Transaction Documents as if PNC were an original party to the Agreement in such capacity, and PNC assumes all related rights and agrees to be bound by all of the terms and provisions applicable to the Issuer contained in the Agreement and the other Transaction Documents.
(b)    Consent to Joinder. Each of the parties hereto consents to the foregoing joinder of PNC as a party to the Agreement in the capacity of the Issuer, and any otherwise applicable conditions precedent thereto under the Agreement and the other Transactions Documents (other than as set forth herein) are hereby waived.
SECTION 4.    Notice; Consent.
(a)    Notice. UGI hereby provides notice of UGI Energy Services, Inc.’s intent to perform and consummate the Subject Event on the date hereof and requests that each of the parties hereto acknowledge and consent to such merger and name change effective as of the date hereof.
(b)    Consent. Subject to terms and conditions set forth in this Amendment, each of the parties hereto hereby: (i) acknowledges such notice set forth in clause (a) above, (ii) consents to the Subject Event on the date hereof and (iii) waives any notice requirement with respect to the Subject Event set forth in the Agreement or any other Transaction Document.
SECTION 5.    Amendments to the Agreement. The Agreement is hereby amended to incorporate the changes shown on the marked pages to the Agreement attached hereto as Exhibit A.
SECTION 6.    Certain Representations, Warranties and Covenants. Each of the Seller, UGI and the Servicer, as to itself, hereby represents and warrants that:
(c)    the representations and warranties of such Person contained in Exhibit III to the Agreement (as amended hereby) are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date);
(d)    the execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment and the Agreement (as amended hereby) are within its organizational powers and have been duly authorized by all necessary organizational action on its part, and this Amendment and the Agreement (as amended hereby) are its valid and legally binding obligations, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally; and
(e)    no Termination Event or Unmatured Termination Event has occurred, is continuing, or would occur as a result of this Amendment.
SECTION 7.    Effectiveness. This Amendment shall become effective as of the date (such date, the “Effective Date”) when (a) the Administrator shall have received counterparts of (i) this Amendment (whether by facsimile or otherwise), (ii) that certain Amendment No. 4 to Purchase and Sale Agreement, dated as of the date hereof, between UGI and the Seller and (iii) that certain Ninth Amended and Restated Fee Letter, dated as of the date hereof, among certain of the parties hereto (whether by facsimile or otherwise), in each case, executed and delivered by each of the parties hereto or thereto, as applicable, (b) the Administrator shall have received (i) a certificate of the Secretary or Assistant Secretary of UGI certifying the names and true signatures of its officers who are authorized to sign this Amendment and the other Transaction Documents, (ii) certified copies of: (A) the resolutions of the Board of Managers of UGI authorizing the execution, delivery and performance by UGI, of this Amendment, the Agreement and the other Transaction Documents to which it is a party and (B) the certificate of organization and the limited liability company operating agreement of UGI, (iii) a present subsistence certificate with respect to UGI issued by the Secretary of the Commonwealth of Pennsylvania and (iv) completed UCC search reports, dated on or shortly before the date hereof, with respect to UGI and Newco and (c) the Assignor shall have received the Payoff Amount in its entirety in accordance with Section 2 of this Amendment.
SECTION 8.    References to Agreement. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Agreement as amended hereby, and each reference to the Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Agreement shall mean and be a reference to the Agreement as amended hereby.
SECTION 9.    Effect on the Agreement. Except as specifically amended above, the Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
SECTION 10.    Further Assurances. Each of the Seller and the Servicer hereby agrees to do all such things and execute all such documents and instruments, at the Seller’s sole expense, as the Assignee may reasonably consider necessary or desirable to give effect to the assignment and assumption set forth in Section 2 of this Amendment.
SECTION 11.    No Proceedings. Each of the parties hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, Market Street any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by Market Street is paid in full. The provisions of this Section 11 shall survive any termination of the Agreement.

SECTION 12.    No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
SECTION 13.    Governing Law. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
SECTION 14.    Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 15.    Headings. The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.
SECTION 16.    Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
SECTION 17.    Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.
SECTION 18.     Consent. Each of the parties hereto hereby consents to the filing, by or on behalf of UGI and at the sole expense of the Seller, of the UCC-1 Financing Statement in substantially the form attached hereto as Exhibit B, upon consummation of the Subject Event.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.
ENERGY SERVICES FUNDING CORPORATION

By:      /s/ Angela K. Rodriguez
Name:    Angela K. Rodriguez

Title:    Assistant Treasurer

UGI ENERGY SERVICES, LLC

By:       /s/ Angela K. Rodriguez
Name:    Angela K. Rodriguez

Title:	Vice President and Chief Financial Officer

MARKET STREET FUNDING LLC,
as Assignor

By:       /s/ Doris J. Hearn
Name:    Doris J. Hearn
Title:    Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Administrator and Assignee

By:      /s/ Mark Falcione_________________
Name:    Mark Falcione
Title:    Executive Vice President

SCHEDULE I

ASSIGNMENTS AND PAYMENT AMOUNTS

Schedule I

SCHEDULE II

WIRING INSTRUCTIONS

Wiring instructions with respect to amounts payable to the Assignor:

Bank Name:
ABA #:
Account #:
Account Name:
Reference:

Schedule II

EXHIBIT A
(attached)

Conformed to Amendment #1 dated August 29, 2003
Conformed to Amendment #2 dated January 29, 2004
Conformed to Amendment #3 dated August 30, 2004
Conformed to Amendment #4 dated November 1, 2005
Conformed to Amendment #5 dated April 24, 2006
Conformed to Amendment #6 dated September 5, 2006
Conformed to Amendment #7 dated April 23, 2009
Conformed to Amendment #8 dated April 22, 2010
Conformed to Amendment #9 dated August 26, 2010
Conformed to Amendment #10 dated April 21, 2011
Conformed to Amendment #11 dated April 19, 2012
Conformed to Amendment #12 dated April 18, 2013

~~EXECUTION COPY~~EXHIBIT A to Amendment #13 dated October 1, 2013

RECEIVABLES PURCHASE AGREEMENT

dated as of November 30, 2001 among
ENERGY SERVICES FUNDING CORPORATION

UGI ENERGY SERVICES, ~~INC.~~LLC

~~MARKET STREET FUNDING CORPORATION~~

and

PNC BANK, NATIONAL ASSOCIATION

This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 30,
2001, among ENERGY SERVICES FUNDING CORPORATION, a Delaware corporation, as seller (the “Seller”), UGI ENERGY SERVICES, ~~INC.~~LLC (as successor to UGI Energy Services, Inc.), a Pennsylvania ~~corporation~~limited liability company (“UGI”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), MARKET STREET FUNDING CORPORATION, a Delaware corporation (together ~~with its successors and permitted assigns, the “Issuer”)~~, and PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as issuer (together with its successors and permitted assigns, the “Issuer”) and as administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement.

The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Issuer desires to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by the Issuer.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.
AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1 Purchase Facility. (a) On the terms and conditions hereinafter set forth, the Issuer hereby agrees to purchase, and make reinvestments of, undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from December
4, 2001 to the Facility Termination Date. Under no circumstances shall the Issuer make any such purchase or reinvestment if, after giving effect to such purchase or reinvestment, the aggregate outstanding Capital of the Purchased Interest would exceed the Purchase Limit.

(b) The Seller may, upon at least 60 days’ written notice to the Administrator, terminate the Purchase Facility provided in this Section in whole or, upon at least 30 days’ written notice to the Administrator, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit; provided, that, so long as the Credit Agreement is in effect, the Seller’s right to terminate the Purchase Facility in whole pursuant to this Section 1.1(b) is conditioned upon the Seller exercising its option to repurchase in full (but not in part) the Purchased Interest in accordance with the terms of Section 5.14; provided, further, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below
$20,000,000.

Section 1.2 Making Purchases. (a) Each purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder shall be made

(iii) the Servicer shall hold such Collections in trust for the Issuer, for payment to the Administrator on (1) solely with respect to any reduction described in subsections (f)(i)(B) or (f)(i)(C) the next Weekly Settlement Date, or (2) with respect to any reduction described in subsection (f)(i)(A), such other date with at least one (1) Business Day prior written notice to the Administrator of such payment, and the Capital shall be deemed reduced in the amount to be paid to the Administrator only when in fact finally so paid;

provided, that the amount of any such reduction shall be not less than $1,000,000 and shall be an integral multiple of $100,000.

Section 1.5 Fees. The Seller shall pay to the Administrator certain fees in the amounts and on the dates set forth in a fee letter, dated the date hereof, among UGI, the Seller and the Administrator (as such letter agreement may be amended, supplemented or otherwise modified from time to time, the “Fee Letter”).

Section 1.6 Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York City time) on the day when due in same day funds to the Administration Account. All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day.

(b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by applicable law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 3.00% per annum above the Base Rate, payable on demand.

(c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7 Increased Costs. (a) If the Administrator, the Issuer~~, any Purchaser, any other Program Support Provider~~ or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with: (i) any law or regulation or any change therein or in the interpretation or application thereof by a Governmental Authority, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person reasonably determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables related to this Agreement or any related liquidity facility, credit enhancement facility and other commitments of the same type related to this Agreement, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either: (i) the introduction of or any change in or in the interpretation of any law or regulation by any Governmental Authority occurring after the date hereof or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest in respect of which Discount is computed by reference to ~~the Euro-Rate~~LMIR, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c) If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

(d) The Administrator will make reasonable efforts to cause the interest of any Affected Party (other than the Issuer or its domestic Affiliates) that makes a claim under this Section 1.7 to be transferred to a party that is not subject to increased costs under this Section 1.7; provided that neither the Administrator nor any of its Affiliates shall be required hereunder to itself accept such transferred interest.

(e) Notwithstanding any language in this Section 1.7 to the contrary, nothing in this Section 1.7 shall be construed as requiring the Seller to make any payments attributable to or in respect of any tax of any kind whatsoever imposed upon or required to be withheld or deducted from payments to any Affected Person.

Section 1.8 Requirements of Law. If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

(i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall or branch pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person by the jurisdiction under the laws of which such Affected Person is organized or otherwise is considered doing business (unless the Affected Person would not be considered doing business in such jurisdiction, but for having entered into, or engaged in the transactions in connection with, this Agreement or any other Transaction Document) or a political subdivision thereof,

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of ~~the Euro-Rate~~LMIR or the Base Rate hereunder, or

(iii) does or shall impose on such Affected Person any other condition, and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, without duplication to any amounts paid or payable pursuant to Section 1.7 or Section 3.1 upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller and the Administrator certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

Section 1.9 Inability to Determine ~~Euro-Rate~~LMIR. (a) If the Administrator determines ~~before the first day of~~on any ~~Settlement Period~~day (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such ~~Settlement Period~~day) are not being offered to banks in the interbank eurodollar market for such ~~Settlement Period~~day, or adequate means do not exist for ascertaining ~~the Euro-Rate~~LMIR for such ~~Settlement Period~~day, then the Administrator shall give notice thereof to the Seller. Thereafter, until the Administrator notifies the Seller that the circumstances giving rise to such suspension no longer exist, (i) no Portion of Capital shall be funded at the Alternate Rate determined by reference to ~~the Euro-Rate~~LMIR and (ii) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to ~~the Euro-Rate shall, on the last day of the then current Settlement Period,~~LMIR shall immediately be converted to the Alternate Rate determined by reference to the Base Rate.

(b) If, on ~~or before the first day of any Settlement Period~~any day, the Administrator shall have been notified by ~~any Purchaser~~the Issuer that ~~such Purchaser~~the Issuer has determined (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by ~~such Purchaser~~the Issuer with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for ~~such Purchaser~~the Issuer to fund or maintain any Portion of Capital at the Alternate Rate and based upon ~~the Euro-Rate~~LMIR, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at the Alternate Rate determined by reference to ~~the Euro-Rate~~LMIR and (ii) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to ~~the Euro-Rate~~LMIR shall immediately be converted to the Alternate Rate determined by reference to the Base Rate ~~either (A) on the last day of the then current Settlement Period if such Purchaser may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day, or (B) immediately, if such Purchaser may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day~~.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1 Representations and Warranties; Covenants. Each of the Seller, UGI and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III, IV and VI, respectively.

Section 2.2 Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Issuer and the Administrator shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III. INDEMNIFICATION

Section 3.1 Indemnities by the Seller. Without limiting any other rights that the Administrator, the Issuer~~, any Program Support Provider~~ or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) incurred by any Indemnified Party arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

ARTICLE V. MISCELLANEOUS

Section 5.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Issuer or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 5.2 Notices, Etc. (a) All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, via nationally recognized courier or by facsimile, to the intended party at the mailing address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if personally delivered, when received, (ii) if sent by certified mail three (3) Business Days after having been deposited in the mail, postage prepaid, (iii) if via nationally recognized courier for delivery the next Business Day, and (iv) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means (and shall be followed by a hard copy sent by first class mail).

Section 5.3 Assignability. (a) This Agreement and the Issuer’s rights and obligations herein (including ownership of the Purchased Interest or an interest therein) shall be assignable, in whole or in part, by the Issuer and its successors and assigns with the prior written consent of the Seller; provided, however, that such consent shall not be unreasonably withheld; and provided further, that no such consent shall be required if the assignment is made to ~~PNC,~~ any Affiliate of PNC (other than a director or officer of PNC)~~, any Purchaser or other Program Support Provider,~~ or any Person that is ~~(i) in the business of issuing Notes and (ii)~~ administered by PNC or any Affiliate of PNC. Each assignor may, in connection with the assignment, disclose to the applicable assignee (that shall have agreed to be bound by Section 5.6) any information relating to the Servicer, the Seller or the Pool Receivables furnished to such assignor by or on behalf of the Servicer, the Seller, the Issuer or the Administrator. The Administrator shall give prior written notice of any assignment of the Issuer’s rights and obligations (including ownership of the Purchased Interest to any Person ~~other than a Program Support Provider~~).

(b) ~~The Issuer may at any time grant to one or more banks or other institutions (each a “Purchaser”) party to the Liquidity Agreement, or to any other Program Support Provider, participating interests in the Purchased Interest; provided, however, that in the case of any such grant to PNC or any Affiliate of PNC, the Seller shall have approved such Purchaser at the time such Purchaser became a party to the Liquidity Agreement (such approval to not be unreasonably~~

~~withheld). In the event of any such grant by the Issuer of a participating interest to a Purchaser or other Program Support Provider, the Issuer shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Purchaser or other Program Support Provider shall be entitled to the benefits of Sections 1.7 and 1.8.~~[Reserved].

(c) This Agreement and the rights and obligations of the Administrator hereunder shall be assignable, in whole or in part, by the Administrator and its successors and assigns; provided, that unless: (i) such assignment is to an Affiliate of PNC, (ii) it becomes unlawful for PNC to serve as the Administrator or (iii) a Termination Event exists, the Seller has consented to such assignment, which consent shall not be unreasonably withheld.

(d) Except as provided in Section 4.1(d), none of the Seller, UGI or the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Administrator.

(e) Without limiting any other rights that may be available under applicable law, the rights of the Issuer may be enforced through it or by its agents.

(f) Each of (A) the Issuer, (B) its successors and assigns~~, (C) any Program Support Provider, (D~~ and (C) any assignee under Section 5.3(a) ~~and (E) any recipient of a participating interest under Section 5.3(b)~~ that, in each case, is not a United States Person (as such term is defined in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended) for United States federal tax purposes shall deliver to the Seller, with a copy to the Servicer, a United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor form) properly completed and certifying in each case that the party delivering such form is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes with respect to amounts derived, directly or indirectly, in connection with this Agreement. The Issuer, if required to deliver such form, shall deliver such form on the Closing Date. A party described in ~~any of~~ the foregoing clauses (B) ~~through~~or (~~E~~C) shall deliver such form concurrently with such party becoming described in any of such clauses. Each party obligated to deliver a form under the first sentence of this Section 5.3(f) shall, to the extent permitted by law, further deliver to the Seller, with a copy to the Servicer, a United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor form) on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by such party to the Seller, properly completed and certifying in each case that the party delivering such form is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes with respect to amounts derived, directly or indirectly, in connection with this Agreement.    The Seller shall not be required to pay to or on behalf of any party described in the foregoing clauses (A) through (~~E~~C) any additional amount under Section 1.8 or Section 3.1 attributable to any tax, duty, levy or other charge of any kind whatsoever imposed upon or required to be withheld or deducted from payments to any such party if such party shall have failed to satisfy the requirements of this Section 5.3(f); provided that nothing in this Section 5.3(f) shall relieve the Seller of any obligation to pay additional amounts under Section 1.8 or Section 3.1 if, as a result of a change in treaty, law or regulation or the interpretation or application thereof, adopted, issued or occurring after the satisfaction by such party of such requirements, such party is no longer properly entitled to deliver Form W-8BEN or Form W-8ECI (or successor forms) certifying that such party is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes with respect to amounts derived, directly or indirectly, in connection with this Agreement.

Section 5.4 Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on demand (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic internal audits by the Administrator of Pool Receivables, provided that the Seller shall not pay for more than one audit per year unless a Termination Event has occurred and is continuing) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), including: (i) Attorney Costs for the Administrator, the Issuer and their respective Affiliates and agents with respect thereto and with respect to advising the Administrator, the Issuer and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs), if any, of the Administrator, the Issuer and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

(b) In addition, the Seller shall pay on demand any and all stamp and other similar taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 5.5 ~~No Proceedings; Limitation on Payments. Each of the Seller, UGI, the Servicer, the Administrator, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, similar arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by the Issuer is paid in full. The provision of this Section 5.5 shall survive any termination of this Agreement~~[Reserved].

Section 5.6 Confidentiality. Unless otherwise required by applicable law, each of the Seller and the Servicer agrees to maintain the confidentiality of the terms of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed to: (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator, and (b) the Seller’s legal counsel and auditors if they agree to hold it confidential. Unless otherwise required by applicable law, each of the Administrator and the Issuer agrees to maintain the confidentiality of non-public information regarding UGI and its Subsidiaries and Affiliates; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to UGI, (ii) legal counsel and auditors of the Issuer or the Administrator if they agree to hold it confidential, (iii)

any nationally recognized statistical rating organization and ~~the rating agencies rating the Notes, (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) any placement agent placing the Notes and (vi~~(iv) any regulatory authorities having jurisdiction over PNC, or the Issuer~~, any Program Support Provider or any Purchaser~~.

Section 5.7 GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FEDERAL COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 5.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 5.9 Survival of Termination. The provisions of Sections 1.7, 1.8, 3.1, 3.2, 5.4,
~~5.5,~~ 5.6, 5.7, 5.10 and 5.13 shall survive any termination of this Agreement.

Section 5.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO
WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY

ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 5.11 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for any prior arrangements made with respect to the payment by the Issuer of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Seller, the Servicer and the Administrator.

Section 5.12 Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 5.13 Issuer’s,Administrator’s,Seller’sandServicer’sLiabilities. The obligations of the Issuer, the Administrator, the Seller and the Servicer under the Transaction Documents are solely the corporate or organizational obligations of the Issuer, the Administrator, the Seller and the Servicer, respectively. No recourse shall be had for any obligation or claim arising out of or based upon any Transaction Document against any stockholder, employee, officer, director ~~or~~, incorporator or organizer of the Issuer, the Administrator, the Seller or the Servicer; provided, however, that this Section shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct.

Section 5.14 Purchase Option. So long as the Credit Agreement is in effect, the Seller shall have the right to repurchase in full (but not in part) the Purchased Interest from the Issuer ~~and the Purchasers, if any,~~ on any Settlement Date on the terms hereinafter set forth in this Section 5.14 (such date, the “Repurchase Date”). The Seller shall give the Administrator at least sixty (60) days’ prior written notice of such repurchase. The Repurchase Date shall occur not later than the Settlement Date immediately after the sixty-day period following Seller’s written notice of such repurchase to the Administrator. Upon payment of the full Repurchase Price for the Purchased Interest on the Repurchase Date, as herein provided, the Issuer ~~and the Purchasers, as applicable,~~ shall be deemed to have reconveyed the Purchased Interest to the Seller without recourse, representation or warranty.    The Seller shall pay such repurchase price (the “Repurchase Price”) for the Purchased Interest on the Repurchase Date in immediately available funds to the Administrator in an amount equal to the sum of (i) the aggregate of the Discount accrued for each Portion of Capital for the Issuer ~~and each Purchaser~~ accrued to and including the Repurchase Date, (ii) the Capital for the Issuer ~~and each Purchaser~~, (iii) all amounts payable pursuant to Sections 1.5, 1.7, 1.8 or 5.4 or Article III accrued to and including the Repurchase Date, (iv) all other fees, costs, expenses and other obligations of the Seller and the Servicer pursuant to the Transaction Documents that are payable as of the Repurchase Date, and (v) if UGI is not the Servicer, the Issuer’s Share of the Servicing Fee allocated to the Purchased Interest that has accrued to and including the Repurchase Date.

20

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENERGY SERVICES FUNDING CORPORATION

By: Name: Title:

Address:    Energy Services Funding Corporation
460 North Gulph Road, Suite 200
King of Prussia, PA 19406-2815

Attention:
Telephone:
Facsimile:

UGI ENERGY SERVICES, ~~INC.~~LLC

By: Name: Title:

Address:    UGI Energy Services, ~~Inc.~~LLC
1100 Berkshire Boulevard, Suite 305
Wyomissing, PA 19610

Attention:
Telephone:
Facsimile:

~~MARKET STREET FUNDING CORPORATION~~

~~By: Name: Title:~~

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By: Name: Title:

Address:    PNC Bank, National Association
~~One~~Three PNC Plaza
~~249~~225 Fifth Avenue
Pittsburgh, PA 15222-2707

Attention:
Telephone:
Facsimile:

PNC BANK, NATIONAL ASSOCIATION, as Issuer

By: __________________
Name:
Title:

Address:    PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222-2707

Attention:
Telephone:
Facsimile:

EXHIBIT I DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“Administration Account” means the account (account number ________ ABA number _______) of the Issuer maintained at the office of PNC at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, or such other account as may be so designated in writing by the Administrator to the Servicer.

“Administrator” has the meaning set forth in the preamble to the Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of, or assigned to, the Issuer or the Administrator (for the benefit of the Issuer) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to the Issuer, Affiliate shall mean the holder(s) of its capital stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 51% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Alternate Rate” for any Settlement Period for any Portion of Capital of the Purchased Interest means an interest rate per annum equal to: (a) ~~2.00% per annum above~~ the ~~Euro-Rate~~daily average LMIR for such Settlement Period, or~~, in the sole discretion of the Administrator,~~ (b) if LMIR is unavailable as described in Section 1.9, the Base Rate for such Settlement Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 3.00% per annum above the Base Rate in effect on such day.

“Approved Billing Program” means any consolidated billing or similar agreement between a Purchasing Utility and the Originator pursuant to which the Originator may from time to time sell and/or assign receivables, which agreement has been approved in writing by the Administrator; provided, that if (i) the Originator delivers to the Administrator in writing and in accordance with Section 5.2 a copy of such an agreement (or a substantially final draft thereof)

with a request that it be approved as an “Approved Billing Program” and (ii) the Administrator does not, on or prior to the date that is ten (10) Business Days following such delivery, notify the Originator or the Servicer that the Administrator is withholding such approval, the Administrator shall be deemed to have approved such agreement as an “Approved Billing Program” in accordance with this definition. Without limiting the generality of the foregoing, each of the following agreements shall be an Approved Billing Program: (x) that certain Consolidated Utility Billing Service and Assignment Agreement, contemplated to be entered into between Consolidated Edison Company of New York, Inc. and the Originator, containing terms and conditions in form and substance substantially similar to those set forth in the draft of such agreement previously delivered by the Originator to the Administrator on April 7, 2009 and (y) that certain Third Party Supplier Customer Account Services Master Service Agreement, dated November 6, 2008, by and between Public Service Electric and Gas Company and the Originator, a copy of which was delivered by the Originator to the Administrator on April 20, 2009.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C.
§ 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its “prime rate.” Such “prime rate” is set by PNC based upon various factors, including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

~~“BBA” means the British Bankers’ Association.~~

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, the Originator, UGI or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Billing Program Receivable” means a Receivable described in clause (i) of the definition of the term “Receivable”, which is sold and/or assigned by the Originator to a Purchasing Utility from time to time pursuant to an Approved Billing Program.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania, and (b) if this definition of “Business Day” is utilized in connection with ~~the Euro-Rate~~LMIR, dealings are carried out in the London interbank market.

“Capital” means the amount paid to the Seller in respect of the Purchased Interest by the Issuer pursuant to the Agreement, or such amount divided or combined in order to determine the Discount applicable to any Portion of Capital, in each case reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Change in Control” means that (a) with respect to the Seller, UGI ceases to own, directly or indirectly, 100% of the capital stock of the Seller free and clear of all Adverse Claims, (b) with respect to UGI, UGI Enterprises, Inc. shall cease to own 51% or more of the shares of outstanding voting stock of UGI on a fully diluted basis.

“Closing Date” means November 30, 2001.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by the Originator, UGI, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.

“Concentration Percentage” means for any: (a) Group A Obligor, 16.00%, (b) Group B Obligor, 12.00%, (c) Group C Obligor, 8.00% and (d) Group D Obligor, 4.00%.

“Concentration Reserve Percentage” means, at any time, the largest of: (a) the sum of five largest Group D Obligor Percentages, (b) the sum of the three largest Group C Obligor Percentages, (c) the sum of two largest Group B Obligor Percentages and (d) the largest Group A Obligor Percentage.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contributed Receivables” has the meaning set forth in Section 2.2 of the Purchase and
Sale Agreement.

~~“CP Rate” for any Settlement Period for any Portion of Capital means a rate calculated by the Administrator equal to: (a) the rate (or if more than one rate, the weighted average of the rates) at which Notes of the Issuer on each day during such period have been outstanding; provided, that if such rate(s) is a discount rate(s), then the CP Rate shall be the rate (or if more than one rate, the~~

~~weighted average of the rates) resulting from converting such discount rate(s) to an interest-bearing equivalent rate plus (b) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Notes, expressed as a~~
~~percentage of the face amount of such Notes and converted to an interest-bearing equivalent rate per annum. Notwithstanding the foregoing, the “CP Rate” for any day while a Termination Event exists shall be an interest rate equal to 3.00% above the Base Rate in effect on such day.~~

“Credit Agreement” means that certain Credit Agreement, dated on or about August 26,
2010, among UGI, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, Wells Fargo Bank, National Association, and certain other parties, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originator in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Cut-off Date” has the meaning set forth in the Purchase and Sale Agreement.

“Days’ Sales Outstanding” means, for any calendar month, an amount (expressed as a number of days) computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b) (i) the aggregate credit sales made by the Originator during the three calendar months ended on the last day of such calendar month divided by (ii) 90.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest
1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate credit sales made by the Originator during the month that is three calendar months before such month. The Outstanding Balance of any Defaulted Receivable shall be determined without regard to any credit memos or credit balances.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment, or

(b) without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.
“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by, (b) the aggregate Outstanding Balance of all Pool Receivables (excluding Delinquent Receivables that have a stated maturity which is more than 60 days after the original invoice date of such Receivable) on such day.

“Delinquent Receivable” means any portion of a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment. The Outstanding Balance of any Delinquent Receivable shall be determined without regard to any credit memos or credit balances and shall exclude Delinquent Receivables that have a stated maturity which is more than 60 days after the original invoice date of such Receivable.

“Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month of: (a) the aggregate credit sales made by the Originator during the most recent calendar month and 50% of the next most recent calendar month’s credit sales to (b) the Net Receivables Pool Balance at the last day of the most recent calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest
1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments required to be made by the Seller pursuant to Section 1.4(e)(i) of the Agreement during such calendar month, by (b) the aggregate credit sales made by the Originator during the month that is one calendar month before such month.

“Dilution Reserve” means, on any date, an amount equal to: (a) the Capital at the close of business of the Servicer on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.

“Dilution Reserve Percentage” means on any date, the product of (i) the Dilution Horizon multiplied by (ii) the sum of (x) 2.25 times the average of the Dilution Ratios for the twelve most recent calendar months and (y) the Spike Factor.

“Discount” means:

~~(a)~~ for the Portion of Capital for any Settlement Period ~~to the extent the Issuer will be funding such Portion of Capital during such Settlement Period through the issuance of Notes:~~

~~CPR x C x ED/360~~

~~(b) for the Portion of Capital for any Settlement Period to the extent the Issuer will not be funding such Portion of Capital during such Settlement Period through the issuance of Notes~~:

AR x C x ED/Year + TF

where:	AR	=	the Alternate Rate for the Portion of Capital for such Settlement
Period,
	C	=	the Portion of Capital during such Settlement Period,
	~~CPR~~	~~=~~	~~the CP Rate for the Portion of Capital for such Settlement Period,~~
	ED	=	the actual number of days during such Settlement Period,
	TF	=	the Termination Fee, if any, for the Portion of Capital for such Settlement Period, and
	Year	=	if such Portion of Capital is funded based upon: (i) ~~the Euro-Rate~~LMIR, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable;

provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) the Obligor of which is (i) a United States resident, (ii) not a government or a governmental subdivision, affiliate or agency, provided, however, if the Obligor of such Receivable is a government or a governmental subdivision, affiliate or agency, such Receivable shall satisfy the requirements of this clause (a)(ii) if the sum of the Outstanding Balance of such Receivable and the aggregate Outstanding Balance of all other Eligible Receivables of Obligors who are governments or governmental subdivisions, affiliates or agencies does not exceed $200,000, (iii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement, (iv) not an Affiliate of UGI; provided, however, if the Obligor of such Receivable is either UGI Utilities, Inc. or UGI Penn Natural Gas, Inc. (provided that UGI Penn Natural Gas, Inc. is a wholly-owned subsidiary of UGI Utilities, Inc.), such Receivable shall satisfy the requirements of this clause (a)(iv) if the sum of the Outstanding Balance of such Receivable and the aggregate Outstanding Balance of all other Eligible Receivables of the Obligors of which are either UGI Utilities, Inc. or UGI Penn Natural Gas, Inc. does not exceed $10,000,000, and (v) not a Reseller, provided, however, if the Obligor of such Receivable is a Reseller, such Receivable shall satisfy the requirements of this clause (a)(v) if the sum of the Outstanding Balance of such Receivable and the aggregate Outstanding Balance of all other Eligible Receivables of Obligors who are Resellers does not exceed $2,000,000,

(b) that is denominated and payable only in U.S. dollars in the United States,
(n) for which neither the Originator thereof, the Seller nor the Servicer has established any offset arrangements with the related Obligor,

(o) of an Obligor as to which Defaulted Receivables of such Obligor do not exceed 25% of the Outstanding Balance of all such Obligor’s Receivables; provided, however, that amounts owing from Cooperative Industries Inc. that are more than 90 days from the original invoice date as of the Closing Date and that are being paid in accordance with a negotiated payment schedule shall not be considered Defaulted Receivables for purposes of this clause (o), and

(p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, the Originator or UGI, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, the Originator or UGI, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, the Originator, any corporation described in clause (a) or any trade or business described in clause (b).

~~“Euro-Rate” means with respect to any Settlement Period the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrator in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if the BBA or its successor ceases to provide display page~~
~~3750 (or such other display page on the Dow Jones Markets Service system as may replace~~ display page 3750) at or about 11:00 a.m. (London time) on the Business Day which is two (2) ~~Business Days prior to the first day of such Settlement Period for an amount comparable to the Portion of Capital to be funded at the Alternate Rate and based upon the Euro-Rate during such Settlement Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:~~

~~Euro-Rate = Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor~~

~~1.00 - Euro-Rate Reserve Percentage~~

~~where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrator shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).~~

“Excess Concentration” means the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Facility Termination Date” means the earliest to occur of: (a) November 1, 2013, (b) the date determined pursuant to Section 2.2 of the Agreement, and (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement~~, (d) the date, after written notice from the Purchasers, that the commitments of the Purchasers terminate under the Liquidity Agreement, but the failure to give or delay in giving such notice shall not prevent or delay such termination, and (e) the Issuer shall fail to cause the amendment or modification of any Transaction Document or related opinion as required by Moody’s or Standard and Poor’s, and such failure shall continue for 30 days after such amendment is initially requested~~.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.

“GAAP” means the generally accepted accounting principles and practices in the United
States, consistently applied.
Excess Concentrations of such Obligor, divided by (b) the aggregate Outstanding Balance of all
Eligible Receivables at such time.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement. “Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement. “Indemnifying Party” has the meaning set forth in Section 3.3 of the Agreement. “Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the
Agreement.

“Information Package” means a report, in substantially the form of either Annex A-1 (in the case of an Information Package delivered in connection with a Settlement Date) or Annex A-2 (in the case of an Information Package delivered at any other time) to the Agreement, furnished to the Administrator pursuant to the Agreement.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, or composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“Issuer” has the meaning set forth in the preamble to the Agreement.

“Issuer’s Share” of any amount means such amount multiplied by the Purchased Interest at the time of determination.

“~~Liquidity Agent” means PNC in its capacity as the Liquidity Agent pursuant to the Liquidity Agreement.~~LMIR” means for any day during any Settlement Period, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

~~“Liquidity Agreement” means the Liquidity Asset Purchase Agreement, dated as of even date herewith, between the Purchasers from time to time party thereto, the Issuer and PNC, as~~
~~Administrator and Liquidity Agent, as the same may be further amended, supplemented or otherwise modified from time to time.~~

“Lock-Box Account” means an account in the name of the Seller and maintained by the
Seller at a bank or other financial institution for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, in form and substance satisfactory to the Administrator, among the Seller, the Originator, the Servicer, the Administrator, the Issuer and a Lock-Box Bank.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Reserve” means, on any date, an amount equal to: (a) the Capital at the close of business of the Servicer on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, the product of (i) 2.25 times (ii) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months times (iii) (A) the aggregate credit sales made by the Originator during the four most recent calendar months, divided by (B) the Net Receivables Pool Balance as of such date.

“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person,

(b) the ability of any of such Person to perform its obligations under the
Agreement or any other Transaction Document to which it is a party,

(c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables, or

(d) the status, perfection, enforceability or priority of the Issuer’s or the Seller’s interest in the Pool Assets.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of
Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

~~“Notes” means short-term promissory notes issued, or to be issued, by the Issuer to fund its investments in accounts receivable or other financial assets.~~

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“Originator” has the meaning set forth in the Purchase and Sale Agreement.

“Originator Assignment Certificate” means the assignment, in substantially the form of Exhibit C to the Purchase and Sale Agreement, evidencing Seller’s ownership of the Receivables generated by the Originator, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Purchase and Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Payment Date” has the meaning set forth in Section 2.2 of the Purchase and Sale
Agreement.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to the Agreement.

“Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement. “Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Capital” means any separate portion of Capital being funded or maintained by the Issuer (or its successors or permitted assigns) by reference to a particular interest rate basis. In addition, at any time when the Capital of the Purchased Interest is not divided into two or more such portions, “Portion of Capital” means 100% of the Capital.

~~“Program Support Agreement” means and includes the Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of the Issuer in connection with the Issuer’s Receivables securitization program, (b) the issuance of one or more surety bonds in connection with the Issuer’s Receivables securitization program for which the Issuer is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by the Issuer to any Program Support Provider of the Purchased Interest (or portions thereof) and/or (d) the making of loans and/or other extensions of credit to the Issuer in connection with the Issuer’s Receivables-securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).~~

~~“Program Support Provider” means and includes any Purchaser and any other Person (other than any customer of the Issuer) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Issuer pursuant to any Program Support Agreement.~~

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of even date herewith, between the Seller and UGI, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the

Purchase and Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the
Purchase and Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the
Purchase and Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the
Purchase and Sale Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Purchase and Sale
Agreement.

“Purchase Limit” means $100,000,000, as such amount may be subsequently reduced pursuant to Section 1.1(b) of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Capital.

References to the unused portion of the Purchase Limit shall mean, at any time, the
Purchase Limit minus the then outstanding Capital.

“Purchase Notice” has the meaning set forth in Section 1.2(a) of the Agreement.

“Purchase Price” has the meaning set forth in Section 2.1 of the Purchase and Sale
Agreement.

“Purchase Report” has the meaning set forth in Section 2.1 of the Purchase and Sale
Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

    Capital + Total Reserves      Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the
Agreement.

~~“Purchaser” has the meaning set forth in Section 5.3(b) of the Agreement.~~

“Purchasing Utility” means a jurisdictional natural gas or electricity distribution company.

EXHIBIT II CONDITIONS OF PURCHASES
1. Conditions Precedent to Initial Purchase. The ~~Initial Purchase~~initial purchase under this Agreement is subject to the following conditions precedent that the Administrator shall have received on or before ~~the date of such purchase,~~November 30, 2001, each in form and substance (including the date thereof) satisfactory to the Administrator:

(a) A counterpart of the Agreement and the other Transaction Documents executed by the parties thereto.

(b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originator and UGI authorizing the execution, delivery and performance by the Seller, the Originator and UGI, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws of the Seller and UGI.

(c) A certificate of the Secretary or Assistant Secretary of the Seller, the Originator and UGI certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Administrator receives a subsequent incumbency certificate from the Seller, the Originator or UGI, as the case may be, the Administrator shall be entitled to rely on the last such certificate delivered to it by the Seller, the Originator or UGI, as the case may be.

(d) Proper financing statements or other instrument similar in effect, suitable for filing, under the UCC of all jurisdictions that the Administrator may deem necessary or desirable in order to perfect the interests of the Seller, UGI and the Issuer contemplated by the Agreement and the Purchase and Sale Agreement.

(e) Proper financing statements or other instrument similar in effect, suitable for filing, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Originator, UGI or the Seller.

(f) Completed UCC search reports, dated on or shortly before the date of the initial purchase hereunder, listing the financing statements filed in all applicable jurisdictions referred to in subsection (e) above that name the Originator or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrator may request, showing no Adverse Claims on any Pool Assets.

(g) Copies of executed Lock-Box Agreements with each Lock-Box Bank (to be delivered within 30 days of the Closing Date).

(h) Favorable opinions, in form and substance reasonably satisfactory to the
Administrator, of Morgan, Lewis & Bockius LLP, counsel for the Seller, the Originator and the
Servicer.

(i) Satisfactory results of a review and audit (performed by representatives of the Administrator) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of the Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement.

(j) A pro forma Information Package representing the performance of the Receivables
Pool for the calendar month before closing.

(k) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section
5.4 of the Agreement and the Fee Letter.

(l) The Fee Letter duly executed by the Seller and the Servicer.

(m) Good standing certificates with respect to each of the Seller, the Originator and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person’s organization or formation and principal place of business.

(n) ~~The Liquidity Agreement and all other~~All Transaction Documents duly executed by the parties thereto.

(o) A computer file containing all information with respect to the Receivables as the
Administrator or the Issuer may reasonably request.

(p) Such other approvals, opinions or documents as the Administrator or the Issuer may reasonably request.

2. ConditionsPrecedenttoAllPurchasesandReinvestments. Each purchase (except as to clause (a), including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that:

(a) in the case of each purchase, the Servicer shall have delivered to the Administrator on or before such purchase, in form and substance satisfactory to the Administrator, a completed pro forma Information Package to reflect the level of Capital and related reserves and the calculation of the Purchased Interest after such subsequent purchase and a completed Purchase Notice in the form of Annex B; and

(b) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties contained in Exhibit III or VI to the Agreement are true and correct in all material respects on and as of the date of such purchase or reinvestment as though made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date, and in which case
EXHIBIT III REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of its obligations under the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which shall be suitable for filing on or before the date of the first purchase hereunder.

(d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes a legal, valid and binding obligation enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) There is no pending or, to Seller’s knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator.

(f) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of
1934.

(g) The Seller is the legal and beneficial owner of the Pool Receivables and Related

Security, free and clear of any Adverse Claim. Upon each purchase or reinvestment, the Issuer
(o) The Seller has accounted for each sale of undivided percentage ownership interests in
Receivables in its books and financial statements as sales, consistent with GAAP.

(p) The Seller has complied in all material respects with the Credit and Collection
Policies of the Originator with regard to each Receivable originated by the Originator.

(q) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(r) The Seller’s complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(l)(v) of Exhibit IV to the Agreement.

(s) The Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. In addition, the Seller is not a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(t) With respect to each Receivable transferred to the Seller under the Purchase and Sale Agreement, Seller has given reasonably equivalent value to the Originator thereof in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by the Originator of any Receivable under the Purchase and Sale Agreement is or may be voidable under any section of the Bankruptcy Code.

(u) Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(v) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Seller which would have a Material Adverse Effect on its ability to perform its obligations under the Agreement or any other Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under the Agreement or such other Transaction Documents.

2. Representations and Warranties of UGI (including in its capacity as the Servicer). UGI, individually and in its capacity as the Servicer, represents and warrants as follows:

(a) UGI is a ~~corporation~~limited liability company duly formed and validly subsisting under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business and is in good standing as a foreign ~~corporation~~limited liability company in every jurisdiction where the nature of its business requires it to be so qualified, except (i) for the District of Columbia and the State of New York, in which jurisdictions the Servicer shall be qualified within 90 days after the Closing Date and (ii) where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by UGI of its obligations under the Agreement and the other Transaction Documents to which it is a party, including UGI in its capacity as the Servicer: (i) are within its ~~corporate~~organizational powers; (ii) have been duly authorized by all necessary ~~corporate~~organizational action; (iii) do not contravene or result in a default under or conflict with: (A) its ~~charter or bylaws~~limited liability company operating agreement, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which UGI is a party have been duly executed and delivered by UGI.

(c) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by UGI of its obligations under the Agreement or any other Transaction Document to which it is a party.

(d) Each of the Agreement and the other Transaction Documents to which UGI is a party constitutes the legal, valid and binding obligation of UGI enforceable against UGI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) The balance sheets of UGI and its consolidated Subsidiaries as at September 30, 2001, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator, fairly present the financial condition of UGI and its consolidated Subsidiaries as at such date and the results of the operations of UGI and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and since September 30, 2001 there has been no event or circumstances which have had a Material Adverse Effect.

(f) Except as disclosed in the most recent audited financial statements of UGI furnished to the Administrator or as otherwise disclosed in writing to the Administrator, there is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that could reasonably be expected to have a Material Adverse Effect.

(g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of

1934.
EXHIBIT IV COVENANTS

3. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Issuer, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a) Compliance with Laws, Etc. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules, regulations or orders or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Seller: (i) shall keep its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on the signature page to the Agreement or, pursuant to clause (l)(v) below, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Issuer in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Administrator with at least 30 days’ written notice before making any change in the Seller’s name or making any other change in the Seller’s identity or corporate structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.

(d) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p) Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Issuer and the Administrator under the Agreement and under the Fee Letter); and (ii) other legal and valid corporate purposes.

(q) Tangible Net Worth. The Seller will not permit its Tangible Net Worth, at any time, to be less than $6,000,000.

4. Covenants of the Servicer and UGI. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Issuer, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a) Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, UGI shall comply (and shall cause the Originator to comply) in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its ~~corporate~~organizational existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules, regulations or orders or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Servicer and, to the extent that it ceases to be the Servicer, UGI, shall keep (and shall cause the Originator to keep) its principal place of business and chief executive office (as such terms or similar terms are used in the applicable UCC) and the office where it keeps its records concerning the Receivables at the address of the Servicer set forth under its name on the signature page to the Agreement or, upon at least 30 days’ prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Issuer in the Receivables and related items (including the Pool Assets) have been taken and completed. The Servicer and, to the extent that it ceases to be the Servicer, UGI, also will (and will cause the Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, UGI, shall (and shall cause the Originator to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available;

(vi) promptly after the filing or receiving thereof, copies of all reports and notices that UGI or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor with respect to any Benefit Plan that is subject to Title IV of ERISA or that UGI or any of its Affiliates receives with respect to any Benefit Plan that is subject to Title IV of ERISA from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which UGI or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, reasonably result in the imposition of material liability on UGI and/or any such Affiliate;

(vii) at least thirty days before any change in UGI’s or the Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(viii) promptly after UGI obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between UGI or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect; (B) litigation or proceeding adversely affecting UGI or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; or (C) litigation or proceeding relating to any Transaction Document;

(ix) promptly after becoming aware thereof, notice of a material adverse change in the business, operations, property or financial or other condition of UGI or any of its Subsidiaries; and

(x) such other information respecting the Receivables or the condition or operations, financial or otherwise, of UGI or any of its Affiliates as the Administrator may from time to time reasonably request.

(k) Net Worth. At any time of determination, the net worth (as adjusted to eliminate the impact of any charges related to SFAS 133) of the Servicer shall not be less than the lesser of (a)
$93,000,000 or (b) $93,000,000 less an amount equal to the sum of all dividends paid by the Servicer from June 30, 2004 through such time; provided, however, that at no time shall the net worth (as adjusted above) of the Servicer (as reduced by all such dividends paid during the period referred to above) be less than $40,000,000.

5. Separate Existence. Each of the Seller and UGI hereby acknowledges that ~~the Purchasers,~~ the Issuer and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from UGI and its Affiliates. Therefore, from and after the date hereof, each of the Seller and UGI shall take all steps specifically required by the Agreement or reasonably

EXHIBIT V TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) (i) the Seller, UGI, the Originator or the Servicer (if UGI or any of its Affiliates) shall fail to perform or observe in any material respect any term, covenant or agreement under the Agreement or any other Transaction Document and, except as otherwise provided herein, such failure shall continue for thirty days after knowledge or notice thereof, (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement and such failure shall continue unremedied for two (2) Business Days or (iii) UGI shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator shall have been appointed;

(b) UGI (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that UGI (or such Affiliate) then has as Servicer;

(c) any representation or warranty made or deemed made by the Seller, UGI or the Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any written information or report delivered by the Seller, UGI or the Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any respect when made or deemed made (pursuant to paragraph 2(b) of Exhibit II hereof or with respect to any Information Package) or delivered; provided, however, if the violation of this paragraph (c) by the Seller or the Servicer may be cured without any potential or actual detriment to the ~~Purchaser,~~Issuer or the Administrator, ~~or any Program Support Provider,~~ the Seller or the Servicer, as applicable, shall have 30 days from the earlier of (i) such Person’s knowledge of such failure and (ii) notice to such Person of such failure to cure any such violation, before a Termination Event shall occur so long as such Person is diligently attempting to effect such cure;

(d) the Seller or the Servicer shall fail to deliver the Information Package pursuant to the
Agreement, and such failure shall remain unremedied for two Business Days;

(e) the Agreement or any purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Issuer with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;

(f) (i) the (A) Default Ratio shall exceed 2.25% or (B) Delinquency Ratio shall exceed
10.0% or (ii) the average for three consecutive calendar months of (A) the Default Ratio shall exceed 1.50%, (B) the Delinquency Ratio shall exceed 9.0%, (C) the Dilution Ratio shall exceed
1.75% or (iii) Days’ Sales Outstanding exceeds 45 days;

EXHIBIT VI
SUPPLEMENTAL PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in Exhibit III hereof, the Seller hereby makes the following additional representations, warranties and covenants:

1.    Receivables; Lock-box Accounts.
(a) The Pool Receivables constitute “accounts”, “general intangibles” or

“tangible chattel paper”, each within the meaning of the applicable UCC.
(b)

Lock-Box Accounts. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

2.    Creation of Security Interest. The Seller owns and has good and marketable title to the Pool Receivables and Lock-Box Accounts (and the related lock-boxes), free and clear of any Adverse Claim. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Receivables and the Lock-Box Accounts (and the related lock-boxes) in favor of the Issuer, which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Seller.

3.    Perfection.
(a) General. The Seller has or has caused, or will or will cause within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Pool Receivables from the Originator to the Seller pursuant to the Purchase and Sale Agreement and the security interest granted by the Seller to the Issuer in the Receivables and Lock-Box Accounts (and the related lock-boxes) hereunder.
(b) Tangible Chattel Paper. With respect to any Pool Receivable that constitutes “tangible chattel paper”, the Servicer is in possession of the original copies of the tangible chattel paper that constitute or evidence such Pool Receivables, and the Seller has filed or has caused the Originator to file, or will file or will cause the Originator to file within ten days after the date hereof, the financing statements described in paragraph (a) above, each of which will contain a statement that: “A purchase of or a grant of a security interest in any property described in this financing statement will violate the rights of the Issuer.” The Pool Receivables to the extent they are evidenced by “tangible chattel paper” do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller or the Issuer.
(c) Lock-Box Accounts. With respect to all Lock-Box Accounts (and all related lock-boxes), the Seller has delivered to the Administrator, on behalf of the Issuer, a fully executed Lock-Box Agreement pursuant to which the applicable Lock-Box Bank has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions given by the Administrator with respect to all funds on deposit in such Lock-Box
Account (and all funds sent to the respective lock-box), without further consent by the Seller or the Servicer.

4.    Priority.
(a) Other than the transfer of the Receivables by the Originator to the Seller pursuant to the Purchase and Sale Agreement and the grant of security interest by the Seller to the Issuer in the Pool Receivables and Lock-Box Accounts (and the related lock-boxes) hereunder, neither the Seller nor the Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Pool Receivables or Lock-Box Accounts (and the related lock-boxes) to any other Person.
(b) Neither the Seller nor the Originator has authorized, or is aware of, any filing of any financing statement against the Seller or the Originator that includes a description of collateral covering the Pool Receivables or any other Pool Assets, other than any financing statement filed pursuant to the Purchase and Sale Agreement and the Agreement or financing statements that have been validly terminated prior to the date hereof.
(c) The Seller is not aware of any judgment, ERISA or tax lien filings against either the Seller or the Originator.
(d) None of the Lock-Box Accounts (and the related lock-boxes) are in the name of any Person other than the Seller or the Issuer. None of the Seller, the Servicer or the Originator has consented to any Lock-Box Bank’s complying with instructions of any person other than the Administrator.

5.    Survival of Supplemental Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the representations contained in this Exhibit VI shall be continuing, and remain in full force and effect until such time as all the Capital has finally been paid in full and all other obligations of the Seller under the Agreement or any other Transaction Documents have been fully performed.

6.    ~~No Waiver. The parties to the Agreement: (i) shall not, without obtaining a~~
~~confirmation of the then-current rating of the Notes, waive any of the representations set forth in this Exhibit VI; (ii) shall provide the ratings agencies rating the Notes with prompt written notice of any breach of any representations set forth in this Exhibit VI, and (iii) shall not, without obtaining a confirmation of the then-current rating of the Notes (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the representations set forth in this Exhibit VI.~~[Reserved].

7.    Seller to Maintain Perfection and Priority. In order to evidence the interests of the
Issuer under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, without limitation, such actions as are requested by the Administrator on behalf of the Issuer) to maintain and perfect, as a first-priority interest, the Issuer’s security interest in the Pool Assets. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the ~~Purchaser~~Issuer’s security interest in the Pool Assets as a first-priority interest. The Administrator’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, the Originator or the Issuer where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, neither the Seller, the Servicer, nor the Originator, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrator, on behalf of the Issuer.

SCHEDULE I
CREDIT AND COLLECTION POLICY

SCHEDULE II
LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

Lock-Box Bank    Seller    Lock Box No.    Account No.

PNC Bank, National
Association

Energy Services Funding
Corporation

SCHEDULE III TRADE NAMES

Corporate Name

Trade Names / Fictitious Names

Energy Services Funding Corporation

None

SCHEDULE IV
LOCATION OF RECORDS OF SELLER

460 North Gulph Road
King of Prussia, Pennsylvania 19406-2815

1 Meridian Boulevard
Reading, Pennsylvania 19610

ANNEX A-1 to Receivables Purchase Agreement

FORM OF INFORMATION PACKAGE (Settlement Date)

ANNEX B
to Receivables Purchase Agreement

FORM OF PURCHASE NOTICE

FORM OF PURCHASE NOTICE

    , [~~2001]~~20 ]

PNC Bank, National Association
~~One~~Three PNC Plaza~~, 3rd Floor~~
~~249~~
225 Fifth Avenue
Pittsburgh, PA 15222-2707

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of November
30, 2001 (as heretofore amended or supplemented, the “Receivables Purchase Agreement”), among Energy Services Funding Corporation (“Seller”), UGI Energy Services, ~~Inc.~~LLC, as Servicer~~, Market Street Funding Corporation (“Issuer”)~~ and PNC Bank, National Association, as issuer (the “Issuer”) and as administrator (the “Administrator”). Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell pursuant to the Receivables Purchase Agreement an undivided variable percentage interest in a pool of receivables on [ , ~~200~~ 20 ], for a

Purchase Price of $__________. Subsequent to this purchase, the aggregate outstanding Capital will be $__________. The pro forma calculation of the Purchased Interest after giving effect to the increase in Capital is [__________________].

Seller hereby represents and warrants as of the date hereof, and as of the date of purchase, as follows:

(i) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are correct in all respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made (pursuant to paragraph 2(b) of Exhibit II of the Receivables Purchase Agreement) on such dates (except to the extent that such representations and warranties relate expressly to an earlier date, and in which case such representations and warranties shall be true and correct in all respects as of such earlier date);
(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such purchase;
(iii) after giving effect to the purchase proposed hereby, the Purchased Interest will not exceed 100% and the Capital will not exceed the Purchase Limit;
(iv) no Default Event shall have occurred and is continuing; and
(v) the Facility Termination Date shall not have occurred.

FORM OF PAYDOWN NOTICE

    ,

PNC Bank, National Association
~~249~~225 Fifth Avenue
Pittsburgh, New York 15222-2707
Attention: ~~John T. Smathers~~William Falcon

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of November
30, 2001 (as amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Energy Services Funding Corporation, as Seller, UGI Energy Services, ~~Inc.~~LLC, as Servicer~~, Market Street Funding Corporation, as Issuer,~~ and PNC Bank, National Association, as Issuer and as Administrator. Capitalized terms used in this paydown notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a paydown notice pursuant to Section 1.4(f)(i) of the Receivables

Purchase Agreement. The Seller desires to reduce the Capital on _______, ________1 by the application of $__________ in cash to pay Capital and Discount to accrue ~~(until such cash can~~

~~be used to pay commercial paper notes)~~through such date with respect to such Capital, together with all costs related to such reduction of Capital.

1 Notice must be given (i) at least one Business Day prior to the requested paydown date, in the case of reductions of greater than $1,000,000 and less than or equal to $3,000,000; (ii) at least two Business Days prior the requested paydown date, in the case of reductions of greater than $3,000,000 and less than or equal to $10,000,000; and (ii) at least five Business Days prior to the requested paydown date, in the case of reductions of greater than
$10,000,000.

Annex C- 2

TABLE OF CONTENTS

ARTICLE I.
AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1    Purchase Facility     1
Section 1.2    Making Purchases     1
Section 1.3    Purchased Interest Computation     2
Section 1.4    Settlement Procedures     3
Section 1.5    Fees     6
Section 1.6    Payments and Computations, Etc     6
Section 1.7    Increased Costs     6
Section 1.8    Requirements of Law     7
Section 1.9    Inability to Determine ~~Euro-Rate~~LMIR     8

ARTICLE II.
REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1    Representations and Warranties; Covenants     9
Section 2.2    Termination Events     9

ARTICLE III. INDEMNIFICATION

Section 3.1    Indemnities by the Seller     9
Section 3.2    Indemnities by the Servicer     11
Section 3.3    Notice of Claims     11

707436045 01917304	Exhibit A

ARTICLE IV. ADMINISTRATION AND COLLECTIONS

Section 4.1    Appointment of the Servicer     12
Section 4.2    Duties of the Servicer     13
Section 4.3    Lock-Box Arrangements     14
Section 4.4    Enforcement Rights     14
Section 4.5    Responsibilities of the Seller     15
Section 4.6    Servicing Fee     15

ARTICLE V. MISCELLANEOUS

Section 5.1    Amendments, Etc     16
Section 5.2    Notices, Etc     16
Section 5.3    Assignability     16
Section 5.4    Costs, Expenses and Taxes     18
Section 5.5    No Proceedings; Limitation on Payments     18
Section 5.6    Confidentiality     18
Section 5.7    GOVERNING LAW AND JURISDICTION     19
Section 5.8    Execution in Counterparts     19
Section 5.9    Survival of Termination     19

i

707436045 01917304	Exhibit A

EXHIBIT B
UCC-1 FINANCING STATEMENT

(attached)

707436045 01917304	Exhibit B